                                                                   EXHIBIT 10.13

                                  1ST ORIGINAL

MEMORANDUM OF AGREEMENT
                                               --------------------------------
                                               Norwegian Shipbrokers'
                                               Association's Memorandum of
                                               Agreement for sale and purchase
                                               of ships. Adopted by The Baltic
                                               and International Maritime
                                               Council (BIMCO) in 1956.
                                                          Code-name
Dated: 28th December 2001                                SALEFORM 1993
                                               Revised 1966, 1983, and 1986/87.
                                               --------------------------------

SMIT INTERNATIONAL EMINENT CARRIERS N.V. OF GROTE WERF NOORD (SCHARLOO), P.O. BOX 3017, WILLEMSTAD, CURACAO ISLAND, NETHERLANDS ANTILLES hereinafter called the Sellers, have agreed to sell, and

TORCH OFFSHORE INC. OF 401 WHITNEY AVENUE, SUITE 400, GRETNA, LA 70056, U.S.A. hereinafter called the Buyers, have agreed to buy

Name:  SMIT EXPRESS

Classification Society/Class: LLOYDS REGISTER OF SHIPPING/100A1 DOCK LIFT SHIP, LMC, CCS

Built:  1984                  By:  VALMET OY FINLAND

Flag:  BAHAMIAM               Place of Registration:  NASAAU

Call Sign: C6RQ8              Grt/Nrt:  10684/3206

Register Number: 8116049

hereinafter called the Vessel, on the following terms and conditions:

DEFINITIONS

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modem form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. PURCHASE PRICE US $9,750,000 (NINE MILLION, SEVEN HUNDRED AND FIFTY THOUSAND UNITED STATES DOLLARS) CASH.

2. DEPOSIT

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within THREE (3) banking days from the date of this Agreement BEING SIGNED BY BOTH PARTIES. This deposit shall be placed with FORTIS BANK (NEDERLAND) N.V. ROTTERDAM, ACCOUNT NO. 25 61 09 923 IN THE NAMES OF THE BUYERS AND SELLERS.

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3. PAYMENT

The said Purchase Price shall be paid in full free of bank charges to FORTIS BANK (NEDERLAND) N.V. ROTTERDAM, ACCOUNT NO. 25 51 23 531 IN THE SELLERS' NAME.

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4. INSPECTIONS

a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in BELIZE on 6TH OCTOBER 2001 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

This Contract is a computer generated copy of the SALEFORM 1003 forth, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO shall apply. The Norwegian Shipholders' Association and BIMCO assume no responsibility for any loss in damage caused as a result of discrepancies between the original document and this document.


Copyright: Norwegian Shipbrokers' Association, Oslo, Norway

b)*

* 4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.  NOTICES, TIME AND PLACE OF DELIVERY - SEE ALSO CLAUSE 17 HEREUNDER

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 15, 10, and 7 days notice of the estimated time of arrival at the intended place of underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in A PORT TO BE NOMINATED BY THE SELLERS in the Sellers' option.

    Expected time of delivery: 28TH FEBRUARY - 29TH MARCH 2002 - DATE IN SELLERS' OPTION.

    Date of cancelling (see Clauses 5 c), 6 b)(iii) and 14): 29TH MARCH 2002 - SEE CLAUSE 17 HEREUNDER

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

    If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.  DRYDOCKING/DIVERS INSPECTION

a)**

This Contract is a computer generated copy of the SALEFORM 1003 forth, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO shall apply. The Norwegian Shipholders' Association and BIMCO assume no responsibility for any loss in damage caused as a result of discrepancies between the original document and this document.

b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative price near to the delivery port.

     (ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to the affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.

     (iii) If the Vessel is to be drydocked pursuant to Clause 6 b)(ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)   If the Vessel is drydocked pursuant to Clause 6 a) or Clause b) above

     (i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation.

     (ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class.

    (iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

     (iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

     (v) the Buyers shall have the right to have the underwater parts of the Vessel

This Contract is a computer generated copy of the SALEFORM 1003 forth, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO shall apply. The Norwegian Shipholders' Association and BIMCO assume no responsibility for any loss in damage caused as a result of discrepancies between the original document and this document.

     cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.


7.   SPARES/BUNKERS, ETC.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tall-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):
NIL

On arrival of the vessel at New Orleans per Clause 17 hereunder. The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of arrival. Payment under this Clause shall be made in the same currency as the Purchase Price.

8.   DOCUMENTATION

The place of closing: ROTTERDAM (WHICH LOCATION SELLERS CONFIRM WILL NOT ATTRACT VALUE ADDED TAX OR OTHER DUTCH TAXES FOR THE BUYERS' ACCOUNT).

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Legal Bill of Sale in a form recordable in Bahamas (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duty notarially attested and legalized by the consul of such country or other competent authority.

b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c) Confirmation of Class issued within 72 hours prior to delivery.

d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.


This Contract is a computer generated copy of the SALEFORM 1003 forth, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO shall apply. The Norwegian Shipholders' Association and BIMCO assume no responsibility for any loss in damage caused as a result of discrepancies between the original document and this document.

e)

f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

Sellers shall also provide the Buyers with all technical information as may be in their possession concerning the conversion of their vessel "Smit Pioneer" in order to assist the Buyers with their own intended conversion works.

9.   ENCUMBRANCES

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, except the Barecon 89 Charter Party between Buyers and Sellers attached hereto, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnity the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.  TAXES, ETC.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag, shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.  CONDITION ON DELIVERY

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.

"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.  NAME/MARKINGS

Upon redelivery (under the Barecon 89 charter party attached hereto) of the vessel at



This Contract is a computer generated copy of the SALEFORM 1033 Form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO, shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

New Orleans per Clause 17 hereunder the Buyers undertake to change the name of the Vessel and after funnel markings.

13. BUYERS' DEFAULT

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. SELLERS' DEFAULT

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. BUYERS' REPRESENTATIVES

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at DOHA QATAR on or about 1ST FEBRUARY 2002. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of Indemnity prior to their embarkation.

16. ARBITRATION

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)*

c)*


This Contract is a computer generated copy of the SALEFORM 1003 forth, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO shall apply. The Norwegian Shipholders' Association and BIMCO assume no responsibility for any loss in damage caused as a result of discrepancies between the original document and this document.

* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17. The vessel shall be paid for by the Buyers according to Clause 5 hereabove, and title shall be passed to the Buyers at such time. However, in return for Sellers agreement to physically redeliver the vessel under the Barecon 89 charter party attached hereto to the Buyers in New Orleans on a date in Sellers' option, but no later than 30th June 2002 (unless otherwise mutually agreed), the Buyers shall allow the Sellers to continue trading the vessel. Such trading and redelivery to New Orleans under the Barecon 89 charter party attached hereto shall be performed by the Sellers without any cost to the Buyers whatsoever, and any profit arising therefrom, after deduction of all expenses and running costs etc incurred by the Sellers, shall be divided equally between the Buyers and the Sellers. A "Barecon 89" bareboat charter party to reflect this arrangement is attached hereto and each document forms an integral part of the other.

18. The Sellers hereby grant the Buyers a right of first refusal to purchase the sister-vessel "Smit Explorer", on the same terms and conditions herein expressed, for a period of 6 months from the signing of this Agreement. In the event that the Sellers receive an offer for the purchase of the "Smit Explorer" from another party, they shall duly notify the Buyers of such event and grant them five (5) working days to declare their acceptance or refusal to proceed with the outright and unconditional purchase of the "Smit Explorer".

In the event that the Buyers confirm their agreement to purchase the "Smit Explorer" a further Memorandum of Agreement containing the same terms and conditions as herein expressed and accepted by both parties, shall be prepared and signed accordingly.

19. Sellers shall provide the Buyers with an inventory of items belonging to the vessel at the time of delivery.

20. The vessel is ISM certified and Sellers undertake that the certificates will remain valid at the time of delivery.




-----------------------------------          -----------------------------------
For the Buyers                               For the Sellers



This Contract is a computer generated copy of the SALEFORM 1033 Form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the preprinted list of this document, which is not clearly visible, the original document, as recommended by BIMCO, shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.